Exhibit 99

News Release
Ecolab Inc.
370 Wabasha Street North
St. Paul, Minnesota 55102

www.ecolab.com

CARL M. CASALE APPOINTED TO ECOLAB BOARD

ST. PAUL, Minn. — Nov. 1, 2013 — The board of directors of Ecolab Inc. announced that it has appointed Carl M. Casale to the Ecolab board effective December 5, 2013.

Since 2011, Mr. Casale, age 52, has been president and chief executive officer of CHS Inc.  Previously he spent 26 years with Monsanto Company in various management positions before being named Monsanto’s chief financial officer in 2009.  He was a member of the board of directors of Nalco Holding Company from 2008 until its merger with Ecolab in 2011.

Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer commented on Casale’s appointment, saying, “We are very pleased to have Carl join Ecolab’s board. He adds valued energy industry experience and, as a former Nalco director, brings depth and understanding regarding both our Global Water and Global Energy businesses, two important growth sectors for us.  We look forward to his counsel as we further develop our aggressive growth plans.”

Casale’s appointment increases the size of Ecolab’s board from 13 to 14 members.

About Ecolab

A trusted partner at more than one million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With 2012 sales of $12 billion and 44,000 associates, Ecolab delivers comprehensive solutions and on-site service to promote safe food, maintain clean environments, optimize water and energy use and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

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Investor Contacts:

Michael Monahan

651.293.2809

or

Lisa Curran

651.293.2185

Nov. 1, 2013

(ECL-C)